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EXHIBIT 10.15

FIRST AMENDMENT TO SUBLEASE AGREEMENT

        THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this "Amendment") is made as of the 30th day of September, 2001, by and between Ciphergen Biosystems, Inc., a Delaware corporation ("Sublessor") and BigBand Networks, Inc., a Delaware corporation ("Sublessee"), with reference to the following facts and objectives:

RECITALS

        A.    Sublessor, as tenant, and John Arrillaga, Trustee or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Survivor's Trust) as amended, and Richard T. Peery, Trustee or his Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended, as landlord ("Master Lessor"), entered into that certain lease, dated as of January 28, 2000, pertaining to certain premises located at 6607 Dumbarton Circle, Suite 200, Fremont, California (the "Master Premises").

        B.    Sublessor subleased a portion of the Master Premises to Sublessee (the "Premises"), under a Sublease Agreement dated as of August 25, 2000, as amended by a memo dated January 2, 2001 (as amended, the "Sublease").

        C.    Sublessee desires to (i) reduce the size of the Premises; (ii) reduce the rent payable under the Sublease; (iii) post a reduced security deposit with Sublessor; (iv) obtain one (1) option to extend the term of the Sublease by up to an additional one (1) year period for the agreed to approximately 8,000 square foot portion of the original premise; and (v) in consideration for the foregoing, pay an amendment fee to Sublessor, all as more particularly set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of good and valuable consideration, including the payment to Sublessor as set forth in Paragraph 5 hereof the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Effective Date.    As used herein, the term "Effective Date" shall mean the later of (i) October 1, 2001 and (ii) the date Master Lessor consents to this Amendment as set forth in Paragraph 11 hereof.

        2.    Premises.    As of the Effective Date, the Premises shall be reduced to the approximately 8,000 square foot portion of the original Premises shown on Exhibit A attached hereto. On or before the Effective Date, Sublessee shall surrender that portion of the original Premises which will not be part of the reduced Premises as described on Exhibit A, in broom clean condition, with all of its furniture, fixtures and equipment removed and otherwise in accordance with the terms of the Sublease. As of the Effective Date, the portion of Paragraph 2 of the Sublease which reads: "30,488 sq. ft. section of a larger 60,720+/- sq. ft. single story office/R&D building" shall be deleted and replaced with the following:

  "8,000 sq. ft. section of a larger 60,720+/- sq. ft. single-story office/R&D building all as more particularly described on Exhibit A attached hereto and incorporated herein. Sublessee shall also have the non-exclusive right to use the reception area, kitchen and bathroom facilities located closest to the Premises. The parties hereto acknowledge and agree that (i) the Premises are not separately demised from the remainder of the building in which the Premises are located, and (ii) Sublessee shall have no right to use, and shall prevent its agents, employees, contractors, invitees or licensees from using, any portions of the building in which the Premises are located other than the Premises and the aforementioned bathrooms, reception area and kitchen facilities as expressly set forth herein. The entry by Sublessee or its agents, employees, contractors, invitees or licensees into any other areas shall constitute a default hereunder. All measurements of area contained in this Sublease are conclusively agreed to be correct and binding upon the parties, and any subsequent determination that the area is more or less than shown in this Sublease shall not result in a change in any of the computations of rent or other matters described in this Sublease where area is a factor."

As of the Effective Date, Exhibit A attached hereto shall become Exhibit A to the Sublease.

        3.    Base Rent.    As of the Effective Date, the second sentence of Paragraph 4.1 of the Sublease shall be deleted and replaced with the following:

  "Commencing on October 1, 2001 through March 31, 2002, Sublessee shall pay to Sublessor as Base Rent for the Premises equal monthly payments of Thirty-five Thousand Dollars ($35,000)."

        4.    Operating Expenses.    As of the Effective Date, Paragraph 13 of the Sublease shall be deleted and replaced with the following:

  "Sublessee shall continue to use the Premises in the same manner as Sublessee used the Premises prior to October 1, 2001, including, without limitation, using the same level and intensity of utilities. Sublessee shall not be responsible for the payment of real property taxes, building insurance, common area maintenance or similar operating expenses which accrue on or after October 1, 2001; provided, however, that if Sublessor reasonably determines that Sublessee uses utilities in excess of the amount of utilities used by Sublessee prior to October 1, 2001, then, in addition to Sublessor's other rights and remedies, Sublessee shall pay for such extra use an amount reasonably determined by Sublessor to cover the cost of such extra use."

        5.    Buy-Out Payment.    Sublessee acknowledges that, in entering into this Amendment, Sublessor will significantly reduce the amount of the payments it will receive from Sublessee under the Sublease. In consideration for Sublessor's agreement to enter into this Amendment and forego such additional payments, Sublessee has agreed to pay to Sublessor prior to the Effective Date a fee in the amount of Three Hundred Thirty-Two Thousand Three Hundred Nineteen and 20/100 Dollars ($332,319.20)(the "Buy-Out Payment"). The parties acknowledge that Sublessee, upon execution of the Sublease, deposited with Sublessor a security deposit in the amount of the Buy-Out Payment (the "Original Security Deposit"). In lieu of Sublessee making to Sublessor a cash payment of the Buy-Out Payment, Sublessor shall retain the full amount of the Original Security Deposit. Such amount shall be fully earned as of the Effective Date, Sublessor shall have no obligation to return any portion of the Original Security Deposit, and the amount deposited as the Original Security Deposit shall no longer serve as a security deposit under the Sublease.

        6.    New Security Deposit; Liquidated Damages.    Upon execution of this Amendment, Sublessee shall deposit with Sublessor a new security deposit under the Sublease in the amount of Two Hundred Thousand Dollars ($200,000). As of the Effective Date, (a) the reference in Section 5 of the Sublease to "$332,319.20" shall be changed to "$200,000" and (b) the following shall be added as Paragraph 5.1 to the Sublease:

          5.1    Liquidated Damages.    IF SUBLESSEE FAILS TO PERFORM ITS OBLIGATIONS HEREUNDER, THEN SUBLESSOR WILL SUSTAIN SUBSTANTIAL DAMAGES RESULTING FROM SUCH FAILURE. SUBLESSEE AND SUBLESSOR AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUSTAINED BY THE EVENT OF A DEFAULT HEREUNDER BY SUBLESSEE. THEREFORE, SUBLESSEE AND SUBLESSOR AGREE THAT IF SUBLESSEE COMMITS SUCH A DEFAULT, THE SECURITY DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE AMOUNT OF DAMAGES FOR SUCH DEFAULT, AND SUBLESSOR SHALL BE ENTITLED TO RECOVER SUCH AMOUNT AS LIQUIDATED DAMAGES FOR

  SUCH DEFAULT. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SAID AMOUNT IS PRESENTLY A REASONABLE SUM CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS SUBLEASE, INCLUDING THE RELATIONSHIP OF THE AMOUNT TO THE RANGE OF HARM TO SUBLESSOR THAT REASONABLY COULD BE ANTICIPATED TO INCUR, AND THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY AND EXTREMELY DIFFICULT OR IMPRACTICABLE.

        7.    Use.    As of the Effective Date, the following sentence shall added to the end of Paragraph 6.1 of the Sublease:

    "Each party hereto agrees to have its representative meet with the representative of the other party on a monthly basis to discuss in good faith any issues related to the use or occupancy of the Premises and of any common areas associated therewith."

        8.    Option to Extend.    As of the Effective Date, the following shall be added as Paragraph 14 of the Sublease:

          14.    Extension Right.    If Sublessee has not been in default of any term or provision of this Sublease and has not assigned this Sublease or sub-sublet any space covered thereby or agreed to do so in the future, Sublessee shall have one (1) option (the "Extension Option") to extend the term of the Sublease with respect to the entirety of the Premises for an additional period of up to one (1) year commencing when the then-existing term of the Sublease expires (the "Extension Period"), solely in accordance with the terms of this section, and subject to the following conditions:

          (i)    The Extension Option shall be exercised, if at all, by written notice of exercise delivered to Sublessor by Sublessee not more than one hundred twenty (120) nor less than ninety (90) days prior to the expiration of the initial Sublease term.

          (ii)  Sublessee shall accept the Premises on an "AS-IS" basis.

          (iii)  Base Rent during the Extension Period shall be as set forth in Paragraph 4.1 of this Sublease, as amended by the First Amendment to Sublease.

          (iv)  During the Extension Period, either party may terminate this Sublease by delivering written notice to the other party setting forth the date of such early termination, which termination date shall not be less than ninety (90) days after the date of such notice.

          (v)  All other terms and conditions of this Sublease shall remain in effect during the Extension Period.

          (vi)  Anything herein to the contrary notwithstanding, if Sublessee is in default under any of the terms, covenants or conditions of this Sublease, either at the time Sublessee exercises the Extension Option or at any time thereafter prior to or upon the commencement date of the Extension Period, Sublessor shall have, in addition to all of Sublessor's other rights and remedies provided in this Sublease, the right to terminate the Extension Option upon notice to Sublessee.

        9.    Relocation Right.    As of the Effective Date, the following shall be added as Paragraph 15 to the Sublease:

          15.    Relocation Right.    Anything in this Sublease to the contrary notwithstanding, Sublessor shall have the right, at any time and from time to time during the Sublease term, to relocate the Premises in whole or part to other space in the building; provided, however, if Sublessor so relocates Sublessee, then Sublessor shall pay for the reasonable costs of moving Sublessee from the Premises to the new Premises; and provided further that in no event shall Sublessor relocate Sublessee's "Demonstration Center." Following such relocation, the Premises, as used in this Sublease, shall mean the new Premises to which Sublessee is relocated and Exhibit A shall be revised to reflect the new Premises. If, upon 90 days written notice, Sublessor relocates Sublessee to a new location, then the terms and conditions of this Sublease shall remain in full force and effect, except that if the new Premises to which Sublessee is relocated is not the same size as the Premises immediately prior to such relocation, then the Base Rent payable by Sublessee shall be adjusted accordingly based on the relative size of the new premises.

        10.    Master Lessor's Consent.    This Amendment and Sublessor's obligations hereunder are conditioned upon Sublessor's receipt of the written consent of Master Lessor in a form reasonably acceptable to Sublessor. If Sublessor does not receive such consent within thirty (30) days after execution of this Amendment by Sublessor, then Sublessor may terminate this Amendment by giving Sublessee written notice thereof.

        11.    Miscellaneous.    This Amendment, together with the Sublease, constitutes the entire agreement between Sublessor and Sublessee regarding the Sublease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. This Amendment shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, legal representatives, successors and assigns. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Sublessor and Sublessee. Except as specifically amended hereby, all of the terms and conditions of the Sublease are and shall remain in full force and effect and are hereby ratified and confirmed.

        IN WITNESS WHEREOF, the parties have executed this Amendment, by their duly authorized signatories, as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:
CIPHERGEN BIOSYSTEMS, INC., a Delaware corporation		BIGBAND NETWORKS, INC., a Delaware corporation
By:	/s/ [illegible]	By:	/s/ [illegible]
Title:	CFO	Title:	Chief Operating Officer

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  EXHIBIT 10.15
FIRST AMENDMENT TO SUBLEASE AGREEMENT
RECITALS
AGREEMENT